Daniel S. Glaser
President and Chief Executive Officer

Marsh McLennan
1166 Avenue of the Americas
New York, NY 10036
T +1 212 345 5000
www.mmc.com

Subject: Terms of Employment

Dear Peter,
This letter agreement sets forth the terms of your continued employment as Vice Chair of Marsh & McLennan Companies, Inc. (“Marsh McLennan”, and together with its subsidiaries and affiliates, the “Company”). This position currently reports to the President and Chief Executive Officer (the “Chief Executive Officer”) of Marsh McLennan. Your principal work location will be in Philadelphia, PA.
1.    Effective Date, Duties and Responsibilities
The terms of this letter agreement are effective as of January 1, 2022. Effective as of December 31, 2021, you will cease to be President and Chief Executive Officer of Guy Carpenter & Company LLC and a member of the Marsh McLennan Executive Committee. Effective as of January 1, 2022, your position will be Vice Chair of Marsh McLennan. This is a full-time position.
You will continue to devote all of your attention and time during working hours to the affairs and business of Guy Carpenter and the Company and use your best efforts to perform such duties and responsibilities as shall be reasonably assigned to you by the Chief Executive Officer and are consistent with your position including those described in Exhibit A.
In addition, you agree to serve, without additional compensation, as an officer and director for any member of the Affiliated Group. For purposes of this letter agreement, the term “Affiliated Group” means Marsh McLennan and any corporation, partnership, joint venture, limited liability company, or other entity in which Marsh McLennan has a 10% or greater direct or indirect interest. You may serve on the boards or committees set forth on Exhibit A and, with the prior written consent of Marsh McLennan, one additional public company board.
2.    Compensation and Benefits
Your compensation and benefits are as set forth below and in Exhibit A.
a.Annual Base Salary: You will receive an annual base salary of the amount set forth on Exhibit A, payable in installments in accordance with the Company’s payroll procedures in effect from time to time. Your base salary includes compensation for all time worked, as well as appropriate consideration for sick days, personal days, and other time off.
b.Annual Bonus: For the 2022 performance year, you are eligible for an annual bonus on the terms set forth here and on Exhibit A. Bonus awards are discretionary and are paid in cash. Except as provided in this paragraph, to qualify for an annual bonus for the 2022 performance year, you must comply with the Company’s standard terms and conditions for the receipt of a bonus payment other than being employed on the bonus payment date.  The annual bonus shall be paid no later than March 15 of the year following the year for which such bonus is earned.

December 1, 2021
Peter Hearn

In the event of your Permanent Disability (as defined below) or death, the Company shall pay you (or your estate in the case of death) a prorated target annual bonus for the year in which your termination occurs based on the portion of the year elapsed as of the date of your termination. Any such bonus amount shall be paid within 30 days of your death. In the event of your Permanent Disability, your prorated annual bonus payment is conditioned upon, and subject to, your execution and delivery to the Company within 30 days of the date of such event a valid confidential waiver and release of claims agreement (including restrictive covenants) in a form satisfactory to the Company (the “Release”) and such Release has become irrevocable as provided therein (the “Release Effective Date”). Payment of any such annual bonus amount shall then be paid within 30 days following the Release Effective Date, but in no event later than March 15 of the year following the year for which such bonus is earned.

As used in this letter agreement, “Permanent Disability” will be deemed to occur when it is determined (by Marsh McLennan’s disability carrier for the primary long-term disability plan or program applicable to you because of your employment with the Company) that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

c.Long-Term Incentive Compensation: You are eligible to receive an award under Marsh McLennan’s long-term incentive program in February 2022. Long-term incentive awards are discretionary and are governed by terms and conditions approved by the Compensation Committee of the Marsh McLennan Board of Directors (“Compensation Committee”) as set forth in the award agreement and in Marsh McLennan’s 2020 Incentive and Stock Award Plan (or other plan under which the long-term incentive award is granted). In accordance with Company practice, you may be required to enter into a “Restrictive Covenants Agreement” in connection with long-term incentive awards.

d.Benefit Programs: You and your eligible family members will continue to have the opportunity to participate in the employee benefit plans, policies and programs provided by Marsh McLennan, on such terms and conditions as are generally provided to similarly situated employees of the Company. These plans may include retirement, savings, medical, life, disability, and other insurance programs as well as an array of work/life effectiveness policies and programs. Please be aware that nothing in this letter agreement shall limit Marsh McLennan’s ability to change, modify, cancel or amend any such policies or plans. In addition, you will be entitled to the benefits, if any, set forth on Exhibit A and you will continue to be eligible to participate in the Marsh McLennan Executive Financial Services Program, as in effect from time to time. See the following section regarding entitlement to severance benefits.

3.    Termination of Employment

a.Your employment with the Company is expected to terminate no later than December 31, 2022.

b.Effective as of January 1, 2022, you will no longer participate in the Marsh & McLennan Companies, Inc. Senior Executive Severance Pay Plan or any other Company severance pay plan. In consideration of the payments and other benefits hereunder, when your employment with the Company terminates for any reason and at any time, you will not be eligible for any severance payments or benefits under any severance plan or arrangement sponsored by the Company.

December 1, 2021
Peter Hearn

c.Upon the termination of your employment for any reason, you shall immediately resign, as of your date of termination, from all positions that you then hold with any member of the Affiliated Group. You hereby agree to execute any and all documentation to effectuate such resignations upon request by the Company, but you shall be treated for all purposes as having so resigned upon your date of termination, regardless of when or whether you execute any such documentation.

d.During the term of this letter agreement, and, subject to any other business obligations that you may have, following your date of termination, you agree to assist the Affiliated Group in the investigation and/or defense of any claims or potential claims that may be made or threatened to be made against any member of the Affiliated Group, including any of their officers or directors (a “Proceeding”), and will assist the Affiliated Group in connection with any claims that may be made by any member of the Affiliated Group in any Proceeding. You agree, unless precluded by law, to promptly inform Marsh McLennan if you are asked to participate in any Proceeding or to assist in any investigation of any member of the Affiliated Group. In addition, you agree to provide such services as are reasonably requested by the Company to assist any successor to you in the transition of duties and responsibilities to such successor. Following the receipt of reasonable documentation, the Company agrees to reimburse you for all of your reasonable out-of-pocket expenses associated with such assistance. Your request for any reimbursement, including reasonable documentation, must be submitted as soon as practicable and otherwise consistent with Company policy. In any event, your request for a taxable reimbursement, including reasonable documentation, must be submitted by the October 31st of the year following the year in which the expense is incurred. The Company will generally reimburse such expenses within 60 days of the date they are submitted, but in no event will they be reimbursed later than the December 31st of the year following the year in which the expense is incurred.
4. Restrictive Covenants
You are subject to existing restrictions with respect to confidentiality, noncompetition and nonsolicitation under confidentiality, noncompetition, nonsolicitation, or other agreements, including the Non-competition and Non-solicitation Agreement dated as of April 12, 2016 (“The April 2016 Agreement”). Such restrictions shall remain in full force and effect and, by your execution of this letter agreement, you hereby reaffirm and ratify such restrictions; provided that, the non-competition restrictions contained in Section 3 of the April 2016 Agreement shall expire no later than January 1, 2023.
5. Code of Conduct & Other Mandatory Training
As a condition of your continued employment by Marsh McLennan as Vice Chair, you must read, understand and abide by all applicable Marsh McLennan compliance policies found on Marsh McLennan’s compliance website (integrity.mmc.com), as updated from time to time, including but not

December 1, 2021
Peter Hearn

limited to the Marsh McLennan Code of Conduct, The Greater Good. You must complete any required online compliance training for your position within 30 days after it becomes available. In addition, you understand that you must complete any and all additional training that the Company determines is appropriate for your position during the course of your employment.

6. Credentialing
The Company supports continuing professional education. If you hold a professional license or certification, you acknowledge that you understand the obligations and the specific code of professional ethics associated with this license or certificate and agree to perform your duties in accordance with these standards. In addition, you acknowledge your responsibility to maintain any job-related licenses or certificates in accordance with the requirements issued by the applicable regulatory body or bodies. The Company agrees to reimburse you for the fees you incur during your employment with the Company in maintaining such licenses or certificates applicable to your position. You must submit your fees within 60 days after the date they are incurred. The Company will generally reimburse such fees within 60 days of the date they are submitted, but in no event will they be reimbursed later than December 31st of the year following the year in which the fee was incurred.

7. Waiver and Release
The terms of this letter agreement, and all amounts payable by the Company including any bonus award for the 2021 performance year, are contingent upon:
a.your execution and delivery to the Company of the Waiver and Release Agreement attached as Exhibit B within the time period described in the penultimate paragraph thereof following
(i) your execution of this letter agreement and
(ii) your termination of employment and
b.each such Waiver and Release Agreement becoming irrevocable as provided therein.

8. Miscellaneous
a.Notices. Notices given pursuant to this letter agreement shall be in writing and shall be deemed received when personally delivered, or on the date of written confirmation of receipt by (i) overnight carrier, (ii) telecopy, (iii) registered or certified mail, return receipt requested, postage prepaid, or (iv) such other method of delivery as provides a written confirmation of delivery. Notice to the Company shall be directed to:

General Counsel
Marsh McLennan
1166 Avenue of the Americas
New York, NY 10036

Notices to or with respect to you will be directed to you, or in the event of your death, your executors, personal representatives or distributees, at your home address as set forth in the records of the Company.

December 1, 2021
Peter Hearn

b.Assignment of this Agreement. This letter agreement is personal to you and shall not be assignable by you without the prior written consent of Marsh McLennan. This letter agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns. Marsh McLennan may assign this letter agreement, without your consent, to any member of the Affiliated Group or to any other respective successor (whether directly or indirectly, by agreement, purchase, merger, consolidation, operation of law or otherwise) to all, substantially all or a substantial portion of the business and/or assets of the Company, as applicable. If and to the extent that this letter agreement is so assigned, references to the “Company” throughout this letter agreement shall mean the Company as hereinbefore defined and any successor to, or assignee of, its business and/or assets as applicable.

c.Merger of Terms. Except regarding an annual bonus for the 2021 performance year, this letter agreement supersedes all prior discussions and agreements between you and the Company or any member of the Affiliated Group with respect to the subject matters covered herein, including without limitation the Letter Agreements dated May 1, 2015, September 20, 2017 and April 16, 2019. For the avoidance of doubt, compensation that was paid or awarded to you prior to the effective date of this letter agreement will continue to be governed by the terms pursuant to which such compensation was paid or awarded.

d.Indemnification. The Company shall indemnify you to the extent permitted by its bylaws, as in effect from time to time, with respect to the work you have performed for, or at the request of, the Company or any member of the Affiliated Group (as such term is defined in Section 1 above) during the term of this letter agreement.

e.Governing Law; Amendments. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws. This letter agreement may not be amended or modified other than by a written agreement executed by you and an authorized employee of Marsh McLennan.

f.Choice of Forum. The Company and you each hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York state court or federal court of the United States of America sitting in the State of New York, and any appellate court thereof, in any action or proceeding arising out of or relating to this letter agreement or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York state court or, to the extent permitted by law, in such federal court. The Company and you agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

g.Severability; Captions. In the event that any provision of this letter agreement is determined to be invalid or unenforceable, in whole or in part, the remaining provisions of this letter agreement will be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law. The captions in this letter agreement are not part of the provisions of this letter agreement and will have no force or effect.

h.Section 409A. The provisions of this Section 8(h) will only apply if and to the extent required to avoid the imposition of taxes, interest and penalties on you under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). Section 409A applies to nonqualified deferred compensation which exists if an individual has a “legally binding right” to compensation that is or may be payable in a later year. In furtherance of the objective of this Section 8(h), to the

December 1, 2021
Peter Hearn

extent that any regulations or other guidance issued under Section 409A would result in your being subject to payment of taxes, interest or penalties under Section 409A, you and the Company agree to use our best efforts to amend this letter agreement and any other plan, award, arrangement or agreement between you and the Company in order to avoid or limit the imposition of any such taxes, interest or penalties, while maintaining to the maximum extent practicable the original intent of the applicable provisions. This Section 8(h) does not guarantee that you will not be subject to taxes, interest or penalties under Section 409A with respect to compensation or benefits described or referenced in this letter agreement or any other plan, award, arrangement or agreement between you and the Company.

Furthermore, and notwithstanding any contrary provision in this letter agreement or any other plan, award, arrangement or agreement between you and the Company, to the extent necessary to avoid the imposition of taxes, interest and penalties on you under Section 409A, if at the time of the termination of your employment you are a “specified employee” (as defined in Section 409A), you will not be entitled to any payments upon termination of employment until the first day of the seventh month after the termination of employment and any such payments to which you would otherwise be entitled during the first six months following your termination of employment will be accumulated and paid without interest on the first day of the seventh month after the termination of employment.

Furthermore, and notwithstanding any contrary provision in this letter agreement or in any other plan, award, arrangement or agreement between you and the Company that: (i) provides for the payment of nonqualified deferred compensation that is subject to Section 409A; and (ii) conditions payment or commencement of payment on one or more employment-related actions, such as the execution and effectiveness of a release of claims or a restrictive covenant (each an “Employment-Related Action”) (any such plan, award, arrangement or agreement is a “Relevant Plan”):
1)if the Relevant Plan does not specify a period or provides for a period of more than 90 days for the completion of an Employment-Related Action, then the period for completion of the Employment-Related Action will be the period specified by the Company, which shall be no longer than 90 days following the event otherwise triggering the right to payment; and
2)if the period for the completion of an Employment-Related Action includes the January 1 next following the event otherwise triggering the right to payment, then the payment shall be made or commence following the completion of the Employment-Related Action, but in no event earlier than that January 1.
i.Withholding Requirements. All amounts paid or provided to you under this letter agreement shall be subject to any applicable income, payroll or other tax withholding requirements.

Please acknowledge your agreement with the terms of this letter agreement by signing and dating this and the enclosed copies of the letter agreement and Waiver and Release Agreement and returning one copy of each to me.

Sincerely,

December 1, 2021
Peter Hearn

/s/ Daniel S. Glaser

Daniel S. Glaser
President and Chief Executive Officer
Marsh McLennan

Accepted and Agreed:

/s/ Peter C. Hearn________________
(Signature)

April 18, 2022______________________________
(Date)

December 1, 2021
Peter Hearn

Exhibit A

Board or Committee Memberships	St. Mark’s School
Annual Base Salary	$800,000, effective January 1, 2022.
Annual Target Bonus Opportunity	Bonus awards are discretionary. Target bonus of $1,500,000 for the 2022 performance year (awarded in 2023). Actual bonus awards will be based on performance over the applicable fiscal year.
Key Responsibilities
•Expected to work full-time, focusing on three areas:
◦Clients & Sales
•Advise Senior Relationship Officers on client account management and sales
•Provide guidance on RFPs to client teams
•Act as coach on sales, including leadership on sales training
◦Recruiting
•Assist with strategic hiring
◦CEO Transition
•Be available to advise the new Guy Carpenter CEO as requested
•Other duties as requested by the Marsh McLennan Chief Executive Officer

Other Benefits	•The Company will pay for travel and expenses in accordance with its travel and expense policies in effect from time to time.

Exhibit B to December 1, 2021 Employment Letter
Waiver and Release Agreement
I, Peter Hearn, in consideration of the terms and conditions in the Terms of Employment Letter dated December 1, 2021 (the “Letter”) which I acknowledge are sufficient consideration to support this Waiver and Release Agreement (“Agreement”), agree to accept the Letter in full resolution and satisfaction of, and hereby irrevocably and unconditionally release and forever discharge Marsh & McLennan Companies, Inc. (the “Company”) and its past and present, direct and indirect parents, subsidiaries, affiliates, divisions, predecessors, successors, assigns and representatives, and all of its or their respective past and present benefit and severance plans, plan administrators, insurers, agents, shareholders, officers, directors, employees, attorneys and representatives, whether acting as agents or in individual capacities (collectively, the “Releasees”) with respect to any and all agreements, promises, rights, liabilities, claims and demands of any kind whatsoever, at law or in equity, whether known or unknown, asserted or unasserted, fixed or contingent, apparent or concealed, that I, my heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever existing, accruing, arising or occurring at any time on or prior to the date I execute this Agreement, including, without limitation,
(i) any and all rights and claims arising out of or relating to my employment, compensation and benefits with the Company, and any change in position or status with the Company or any of its affiliates;
(ii) any and all rights or claims under any prior agreements between me and the Company or any of the Releasees (except as set forth in the Letter), including, without limitation, the Letter Agreements dated May 1, 2015, September 20, 2017 and April 16, 2019 between me and the Company.
(iii) fraud, whistleblower, public policy, defamation, disparagement and other personal injury and tort claims; and
(iv) claims under any federal, state or municipal employee benefit, wage payment, discrimination or fair employment practices law, statute or regulation (e.g., claims based on race, color, sex, religion, age, national origin, disability, sexual orientation, or veteran, marital or citizenship status) law, and claims for costs, expenses and attorneys’ fees with respect thereto, including, without limitation, any and all rights and claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866 and 1991, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Americans with Disabilities Act the Uniformed Services Employment and Reemployment Rights Act, the Equal Pay Act, the Genetic Information Non-Discrimination Act, the National Labor Relations Act, the

WAIVER AND RELEASE AGREEMENT

Pregnancy Discrimination Act, the Immigration Reform and Control Act, the Employee Retirement Income Security Act of 1974, Sections 503 and 504 of the Rehabilitation Act of 1973, the Occupational Safety and Health Act, the Worker Adjustment Retraining and Notification Act, the Sarbanes-Oxley Act, and the Family and Medical Leave Act, as such laws have been or may be amended.
I acknowledge that I have not raised and do not have any claims of discrimination, harassment or retaliation, including but not limited to claims of sexual harassment, against any of the Releasees.

Nothing in this Agreement releases or diminishes any obligations under the Letter, which shall continue in full force and effect in accordance with its terms. Nothing in this Agreement releases or diminishes any vested monies or other vested benefits to which I may be entitled from, under, or pursuant to any incentive, savings, stock, retirement or compensation plan of the Company or the Releasees, or my right, if any, to obtain contribution and/or indemnification, as permitted by applicable law and Company by-laws. In addition, this Agreement does not release any claims that I cannot lawfully release, and does not limit my ability to, without notice, (i) file a charge and/or complaint, testify, assist, comply with a subpoena from, or participate in any manner in an investigation, hearing or proceeding; respond to any inquiry; or otherwise communicate, including providing documents or other information, with any criminal or civil law enforcement agency, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, and/or any other federal, state, or local governmental or administrative agency or commission (individually, “Government Agency” or collectively, the “Government Agencies”); (ii) speak with my attorney, or (iii) exercise my rights under Section 7 of the National Labor Relations Act to engage in protected or concerted activity with other employees. In addition, this Agreement does not limit my right to receive any award, monetary payment, and/or financial incentive from any Government Agency (and not the Company) for information provided to said Government Agency.
Further, this Agreement is not intended to and does not affect any rights or claims I may have arising after the date that I execute this Agreement.

This Agreement shall inure to the benefit of and shall be binding upon and enforceable by each and all of the Releasees.
I acknowledge that: before signing this Agreement, I was given a period of twenty-one (21) days in which to review and consider it; I have, in fact, carefully reviewed this Agreement; and that I am entering into the Agreement voluntarily and of my own free will. Further, I am advised to consult with an attorney before signing this Agreement. I acknowledge that, to the extent I wished to do so, I have consulted with

WAIVER AND RELEASE AGREEMENT

an attorney. I represent, warrant and agree that, if I choose to execute this Agreement before the end of the 21-day period, I do so with the understanding that I am choosing not to exercise my right to take the full 21-day period to consider this Agreement, that such early execution was not induced by fraud, misrepresentation or a threat to withdraw or alter the Agreement prior to the expiration of the 21-day period, that such early execution was completely knowing and voluntary, and that I had reasonable and ample time in which to review this Agreement with the advice of counsel.
I agree that, for a period of seven (7) days after I sign this Agreement, I have the right to revoke it by providing written notice to the General Counsel of Marsh & McLennan Companies, Inc., 1166 Avenue of the Americas, 44th Floor, New York, New York 10036. For this revocation to be effective, written notice must be received by the General Counsel no later than the close of business on the eighth (8th) day after I sign this Agreement. Notwithstanding anything contained herein to the contrary, this Agreement will not become fully effective and enforceable until after the expiration of the seven-day revocation period.
Accepted and Agreed:

/s/ Peter C. Hearn                                    April 18, 2022
Peter C. Hearn                                 (Date)